COVOL TECHNOLOGIES, INC.
           Announces Max E. Sorenson as Vice President and new member of its senior management team

Lehi, Utah--Covol Technologies, Inc., (CVOL), today announced that Max E. Sorenson, former Senior Vice President of Engineering and Technology of Geneva Steel has been hired as a Vice President and member of Covol's Senior Management Team. Mr. Sorenson has more than 24 years of experience in technology, operations engineering, quality control and construction in the steel industry. His unique combination of strong management skills, technical understanding and sense of business have enabled him to supervise the engineering and construction of Geneva Steel's recently completed $350 million modernization effort. Subsequently, Max was also instrumental in leading significant operational improvement efforts as Senior Vice President of Manufacturing, Engineering and Technology at Geneva Steel. Mr. Sorenson received his B.S. degree from the
University of Utah's College of Mines and Mineral Industries Metallurgical Engineering program where he graduated Magna Cum Laude in 1973. After graduating, Mr. Sorenson worked for Inland Steel in East Chicago for 16 years in various operations, technology and R&D positions. He also completed a Master's degree in Industrial Management from Purdue University in 1979.

"I am pleased and excited to join Covol Technologies at this point in the Company's growth," stated Mr. Sorenson. "The market potential for new and innovative technologies like those being developed at Covol is greatly needed in coal mining, steel making and other raw materials intensive industries. I am looking forward to assisting Covol in bringing these innovative technologies together with the market needs."

Brent M. Cook, Covol's President and CEO, also stated, "We welcome Max to Covol's management team. His vast experience in the steel industry, and most importantly, his background in operations and technology development are all key elements in Covol's achieving its vigorous business plan. The addition of Max to our management team is consistent with all of the other strategic personnel changes that Covol has made over the last few months."

Covol Technologies, Inc., is a technology development company focused on recycling yesterday's waste into tomorrow's resources.

Forward looking statements in this release involve a number of risks and uncertainties including, but not limited to, product demand, market acceptance, changing economic conditions, risks in product and technology development, the effect of the company's accounting policies and other risk factors detailed in the company's SEC filings.


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